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                                                            Exhibit 99

                                   Kathleen S. Dvorak
                                   Director, Investor Relations
                                                    or
                                   Daniel H. Bushell
                                   Chief Financial Officer
                                   United Stationers Inc.
                                   (847)  699-5000

                                   FOR IMMEDIATE RELEASE

             STURGESS RESIGNS AS CHAIRMAN, PRESIDENT AND
          CHIEF EXECUTIVE OFFICER OF UNITED STATIONERS INC.

    Des Plaines, Ill., Nov. 18, 1996 -- United Stationers Inc. (NASDAQ: USTR) announced today that Thomas W. Sturgess has resigned as chairman of the board, president and chief executive officer of the Company to devote more time to his family. Mr. Sturgess will continue as a director of the Company. Frederick B. Hegi, Jr., currently chairman of the executive committee of the board of directors of the Company, will assume the position of chairman of the board, president and chief executive officer on an interim basis. Daily operations of the Company will continue to be managed by its senior management team led by Daniel H. Bushell, executive vice president and chief financial officer, Michael D. Rowsey, executive vice president, and Steven R. Schwarz, executive vice president.

    Frederick B. Hegi, Jr., 53, is the founding partner of Wingate Partners, the largest shareholder of United Stationers Inc. Hegi currently serves as chairman of the board of Loomis Holding
Corporation and ITCO Holding Company, Inc. He is also a director of Century Products and Lone Star Technologies, Inc.

    Sturgess stated, "In the time that I have been with United Stationers, I have been fortunate to have worked with the finest, most talented people in the business products industry. Because of their dedication to excellence, we have made enormous strides in every phase of our operations. Although I will no longer be actively involved in the daily operations of the Company, I look forward to playing a continuing role in its future as a director."


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Sturgess Resigns as Chairman, President and
Chief Executive Officer of United Stationers Inc.
Page two of two



    Hegi said, "I am pleased to serve the shareholders of United as its interim chief executive officer. Based on my experience as a director and a significant investor in the Company, I am optimistic about its future and look forward to working with a very capable management and employee team. Tom and I have been partners for more than 15 years and I appreciate his contributions to United's development; we look forward to having his continuing counsel as a board member."

    United Stationers Inc. is North America's largest wholesaler of business products to resellers. Through its computer-based distribution system, it makes more than 25,000 items available within 24 hours of order placement through 41 regional distribution centers.

    The Company's common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol: USTR.

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